- ------------------------------------------------------------------------
- ------------------------------------------------------------------------




             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549
                    ---------------------

                          FORM 11-K

                        ANNUAL REPORT
              PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934
               ------------------------------


(Mark One):
[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
For the fiscal year ended December 31, 1993
[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
For the transition period from __________________ to _________________

Commission file number 1-7796


                             UNC
               RETIREMENT INCOME SAVINGS PLAN
                  (Full title of the plan)




                      UNC INCORPORATED
(Name of issuer of the securities held pursuant to the plan)




                 175 Admiral Cochrane Drive
               Annapolis, Maryland 21401-7394
                       (410) 266-7333
(Address of the plan and principal executive office of the issuer)

                        EXHIBIT INDEX

Exhibit


1.   UNC Retirement Income Savings Plan Financial Statements and
     Schedules, December 31, 1993 and 1992, and accountants' reports thereon (filed under cover of Form SE).
2.   Consents of Independent Auditors - Coopers & Lybrand.
3.   Consents of Independent Auditors - KPMG Peat Marwick.

                    REQUIRED INFORMATION


The UNC Retirement Income Savings Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan financial statements and the schedules prepared in accordance with the financial reporting requirements of ERISA are attached hereto. The end of the most recent fiscal year of the Plan was December 31, 1993.




                          EXHIBITS


1.   UNC Retirement Income Savings Plan Financial Statements and
     Schedules, December 31, 1993 and 1992, and accountants' reports thereon (filed under cover of Form SE).
2.   Consents of Independent Auditors - Coopers & Lybrand.
3.   Consents of Independent Auditors - KPMG Peat Marwick.



                                   UNC RETIREMENT INCOME
                                   SAVINGS PLAN



                                   By: RICHARD H. LANGE
                                       ----------------------
                                       Richard H. Lange
                                       Member - Plan Board


DATE:  June 27, 1994

                                                  Exhibit 2





The UNC Retirement and Thrift Savings Board of the
UNC Retirement Income Savings Plan:

     We consent to incorporation by reference in the registration statement (No. 33-41703) on Form S-8 of UNC Incorporated to our report dated June 17, 1994, relating to the statement of net assets available for plan benefits of the UNC Retirement Income Savings Plan as of December 31, 1993 and the statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 1993 annual report on Form 11-K of the UNC Retirement Income Savings Plan.


                                        Coopers & Lybrand
                                        ------------------------
                                        Coopers & Lybrand


Baltimore, Maryland
June 27, 1994

                                                  Exhibit 3



The UNC Retirement and Thrift Savings Board
UNC Retirement Income Savings Plan:

     We consent to incorporation by reference in the registration statement (No. 33-41703) on Form S-8 of UNC Incorporated to our report dated June 17, 1994, relating to the statement of net assets available for plan benefits of the UNC Retirement Income Savings Plan as of December 31, 1993 and the statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 1993 annual report on Form 11-K of the UNC Retirement Income Savings Plan.


                                        KPMG Peat Marwick
                                        ------------------------
                                        KPMG Peat Marwick


Washington, D.C.
June 27, 1994